Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-215408 on Form S-3 and in Registration Statement No. 333-190622 on Form S-8 of our reports dated March 16, 2017 relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding BioAmber Inc.’s ability to continue as a going concern) and financial statement schedule of BioAmber Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of BioAmber Inc. for the year ended December 31, 2016.

/s/ Deloitte LLP1

Montréal, Canada

March 16, 2017

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1CPA auditor, CA, public accountancy permit No. A118581